UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 14, 2006

MILLENNIUM BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	000-49611	54-1920520
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

1601 WASHINGTON PLAZA

RESTON, VIRGINIA 20190

(Address of principal executive offices)

(703) 464-0100

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 14, 2006, a lawsuit was filed in the Circuit Court for the City of Alexandria, Virginia by a former management employee of Millennium Capital, Inc., an indirect subsidiary of Millennium Bankshares Corporation (the “Registrant”), alleging, among other things, that Millennium Capital, Millennium Bank, N.A., a direct wholly owned subsidiary of the Registrant, and Anita L. Shull, Executive Vice President and Chief Operating Officer of the Registrant and President and Chief Operating Officer of Millennium Bank, breached certain obligations to the former management employee related to the terms of his business and compensation arrangements within the Registrant’s mortgage operations. The former employee further alleges that, during the course of a personal relationship between he and Ms. Shull, she made certain promises to him regarding his prospective management role with Millennium Capital and that these promises also were not honored. In the lawsuit the former employee is seeking, among other things, damages in the amount of $3.38 million, including rescission of a $880,000 personal loan from Millennium Bank to the former employee, and an accounting with respect to amounts allegedly owed him by Millennium Bank and Millennium Capital. The allegations of the former employee, and the existence of an on-going investigation into these matters by the Board of Directors of the Registrant, were previously reported by the Registrant in a Current Report on Form 8-K dated June 7, 2006.

The Registrant disputes the allegations made by the former employee against its subsidiaries and intends to vigorously defend itself in the litigation. The Registrant cannot predict at this stage of the proceedings the amount of liability, if any, that it may incur in connection with these matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM BANKSHARES CORPORATION

Date: July 20, 2006	By:	/s/ Carroll C. Markley
Carroll C. Markley
President and Chief Executive Officer